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                                                                   Exhibit 99.10

CONSENT OF INDEPENDENT REGISTERED PULBIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Financial Statements" in Post-Effective Amendment No. 29 to the Registration Statement (Form N-4 No. 33-56658) and Amendment No. 44 to the Registration Statement (Form N-4 No. 811-04846) and related Prospectuses of Separate Account I of National Integrity Life Insurance Company and to the use of our reports (a) dated April 15, 2005, with respect to the statutory basis financial statements of National Integrity Life Insurance Company, and (b) dated April 15, 2005, with respect to the financial statements of Separate Account I of National Integrity Life Insurance Company, both included in the Registration Statement (Form N-4) filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP
Cincinnati, Ohio
April 26, 2005